Exhibit 99.1

Ingevity Corporation 5255 Virginia Avenue North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Jack Maurer 843-746-8242 jack.maurer@ingevity.com

Investors: Dan Gallagher 843-740-2126 daniel.gallagher@ingevity.com

Ingevity reports third quarter 2019 financial results

•Net sales of $359.9 million were up 15.6% versus the prior year quarter’s sales of $311.2 million
•Net income of $59.9 million was up 15.9% versus net income in the prior year quarter of $51.7 million; net income as a percentage of sales of 16.6% was level with the prior year quarter; diluted earnings per share were $1.41 compared to $1.16
•Adjusted earnings of $62.2 million were up 26.2% versus adjusted earnings in the prior year quarter of $49.3 million; diluted adjusted earnings per share were $1.46 versus $1.15 in the prior year quarter
•Adjusted EBITDA of $114.0 million were up 25.7% compared to third quarter 2018 adjusted EBITDA of $90.7 million; adjusted EBITDA margin of 31.7% increased 260 basis points versus third quarter 2018
•Operating cash flow increased 25% to $118.7 million versus the prior year quarter; free cash flow in the quarter increased 40% to $97 million versus the prior year quarter.
•Total debt to last twelve months’ net income ratio is 7.3x; net debt to last twelve months’ adjusted EBITDA ratio is 2.9x.
•Company revises fiscal year 2019 guidance to sales from between $1.28 billion and $1.30 billion and adjusted EBITDA from between $390 million and $400 million

The results and guidance in this release include Non-GAAP financial measures. Refer to the section entitled “Use of Non-GAAP Financial Measures” within this release.

NORTH CHARLESTON, S.C., Oct. 23, 2019 – Ingevity Corporation (NYSE:NGVT) today reported third quarter net sales of $359.9 million, representing an increase of 15.6% versus $311.2 million in the prior year’s third quarter. Net income of $59.9 million, increased 15.9% versus $51.7 million in the previous year’s quarter. Ingevity’s third quarter net income margin of 16.6% was level to prior year. The third quarter diluted earnings per share were $1.41 compared to $1.16 in the prior year period.

Adjusted earnings of $62.2 million were up 26.2% versus prior year quarter of $49.3 million. Diluted adjusted earnings per share were $1.46, which exclude, net of tax, $0.05 related to both restructuring charges and costs associated with the acquisition of the Capa® caprolactone business. This compares to adjusted earnings per share of $1.15 in the prior year quarter. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $114.0 million were up 25.7% versus third quarter 2018 adjusted EBITDA of $90.7 million. Adjusted EBITDA margin of 31.7% was up 260 basis points from the prior year’s third quarter adjusted EBITDA margin of 29.1%.

“In the face of challenging global economic conditions, we delivered a strong third quarter performance in line with our expectations,” said Michael Wilson, Ingevity’s president and CEO. “We posted earnings that were 26% higher on revenues that were up 16%. What’s more, we generated outstanding free cash flow of $97 million, up 40% versus the prior year’s quarter that reduced our leverage and brought our net debt to adjusted EBITDA down to 2.9 times.”

Performance Chemicals

Third quarter 2019 sales in the Performance Chemicals segment were $229.7 million, up $14.8 million, or 6.9%, versus the third quarter 2018. Segment EBITDA were $59.8 million, up $10.7 million, or 21.8%, versus the prior year quarter segment EBITDA. Segment EBITDA margin rose 320 basis points to 26.0%.

“Sales in most areas of the Performance Chemicals segment were negatively impacted by weak market fundamentals, especially in Europe and Asia,” said Wilson. “Against this backdrop, we benefitted from the acquisition of the Capa caprolactone business – which we refer to as engineered polymers – and continued margin improvement.”

Sales decreased in industrial specialties applications due to demand weakness, deliberately lower sales to low-margin ink applications, and oversupply of alternate materials. Oilfield applications sales decreased based on slowing North American drilling and production. Sales to pavement technologies applications were up slightly as improved weather conditions strengthened paving activity in North America; this was partially offset by reductions in overseas markets. “Sales for the engineered polymers product line were notably below the prior year’s period due primarily to weak market demand in Europe,” Wilson said. “However, our margins for these products are strong and have remained consistent quarter to quarter.”

Segment EBITDA benefitted from increases in volumes and price and mix, but were partially offset by slightly higher production costs.

Performance Materials

Third quarter 2019 sales in the Performance Materials segment were $130.2 million, up $33.9 million, or 35.2%, versus the third quarter 2018. Segment EBITDA were $54.2 million, up $12.6 million, or 30.3%, versus the prior year segment EBITDA. Segment EBITDA margin decreased 160 basis points to 41.6%.

“Once again, the Performance Materials segment turned in outstanding results,” said Wilson. “Because of the regulatory driven growth in this segment, results were not noticeably impacted by current economic conditions. In China, automakers continue to implement the nationwide China 6 gasoline vapor emission control standards at very strong pace. This has led to a step-change increase in sales for the Performance Materials segment in China and overall.”

Wilson said the segment is continuing to see strong growth in sales of its patented ‘honeycomb’ scrubber products used by automotive customers to meet U.S. and Canadian regulatory standards, and is realizing increases in Europe driven primarily by the European Union’s Euro 6d standard.

Segment EBITDA increased due to very strong volume increases, and price and mix, but were partially offset by the consumption of higher cost inventory associated with the Zhuhai, China, plant scale-up; plant spending related to planned maintenance outages at several facilities; and by increased legal expenses associated with protecting intellectual property.

Outlook

Ingevity revised its fiscal year 2019 guidance to sales from between $1.28 billion and $1.30 billion and adjusted EBITDA from between $390 million and $400 million.

“Despite challenging global macroeconomic conditions, we will, nevertheless, deliver strong year-over-year results for 2019,” said Wilson.

Ingevity: Purify, Protect and Enhance
Ingevity provides specialty chemicals, high-performance carbon materials and engineered polymers that purify, protect, and enhance the world around us. Through a team of talented and experienced people, Ingevity develops, manufactures, and brings to market products and processes that help customers solve complex problems. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks, coatings, elastomers, bio-plastics and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,750 people. The company is traded on the New York Stock Exchange (NYSE: NGVT). For more information visit www.ingevity.com.

Additional Information The company will host a live webcast on Thursday, October 24, 2019, at 10 a.m. (Eastern Time) to discuss third quarter fiscal results. The webcast can be accessed through the Investors section of Ingevity’s website (www.ingevity.com), or via this link: Ingevity Q3 2019 webcast. You may also listen to the conference call by dialing 877-407-2991 (inside the U.S.) or 201-389-0925 (outside the U.S.), at least 10 minutes prior to the start of the event. Information on how to access the webcast and conference call, along with a slide deck containing other relevant financial and statistical information, will be posted to the Investors section of Ingevity’s website prior to the call. For those unable to join the live event, a replay of the webcast will be available beginning at approximately 2 p.m. (Eastern Time) on Oct. 24, 2019, through Nov. 24, 2019: Ingevity Q3 2019 webcast replay.

Use of Non-GAAP Financial Measures
Ingevity has presented certain financial measures which have not been prepared in accordance with U.S. generally accepted accounting principles (GAAP). Definitions of our non-GAAP financial measures and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP are included in the financial schedules accompanying this news release, under the section entitled "Non-GAAP Financial Measures."

A reconciliation of net income to adjusted EBITDA as projected for 2019 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other related costs in connection with the acquisition of Georgia-Pacific’s pine chemical business and Perstorp Holding AB’s Capa caprolactone business; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to future guidance and assessment of U.S. tax reform. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements generally include the words “may,” “could,” “should,” “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” “forecast,” “prospect,” “potential” or similar expressions. Forward-looking statements may include, without limitation, expected financial positions, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; synergies and the potential benefits of the acquisition of Georgia-Pacific’s pine chemicals business and the acquisition of Perstorp Holding AB’s Capa caprolactone business (the “acquisitions”); capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; markets for securities and expected future repurchase of shares, including statements about the manner, amount and timing of repurchases. Like other businesses, Ingevity is subject to risks and uncertainties that could cause its actual results to differ materially from its expectations or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, risks that the expected benefits from the acquisitions will not be realized or will not be realized in the expected time period; the risk that the acquired businesses will not be integrated successfully; significant transaction costs; unknown or understated liabilities; general economic and financial conditions; international sales and operations; currency exchange rates and currency devaluation; compliance with U.S. and foreign regulations; competition from infringing intellectual property activity; attracting and retaining key personnel; the impact of Brexit; conditions in the automotive market or adoption of alternative technologies; worldwide air quality standards; a decrease in government infrastructure spending; declining volumes and downward pricing in the printing inks market; the limited supply of crude tall oil (“CTO”); lack of access to sufficient CTO; access to and pricing of raw materials; competition from producers of alternative products and new technologies, and new or emerging competitors; a prolonged period of low energy prices; the provision of services by third parties at several facilities; natural disasters, such as hurricanes, winter or tropical storms, earthquakes, floods, fires; other unanticipated problems such as labor difficulties including renewal of collective bargaining agreements, equipment failure or unscheduled maintenance and repair; protection of intellectual property and proprietary information; information technology security breaches and other disruptions; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes. These and other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are and will be more particularly described in our filings with the U.S. Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2018 and our other periodic filings. Readers are cautioned not to place undue reliance on Ingevity’s projections and forward-looking statements, which speak only as the date thereof. Ingevity undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except per share data	2019	2018	2019	2018
Net sales	$359.9	$311.2	$989.5	$855.0
Cost of sales	220.4	192.6	618.5	535.8
Gross profit	139.5	118.6	371.0	319.2
Selling, general and administrative expenses	40.7	34.5	122.3	96.5
Research and technical expenses	4.9	5.6	15.0	16.3
Restructuring and other (income) charges, net	1.7	—	2.0	(0.6)
Acquisition-related costs	1.3	—	24.9	4.3
Other (income) expense, net	1.4	2.5	(2.3)	2.7
Interest expense, net	12.1	7.9	36.3	21.8
Income (loss) before income taxes	77.4	68.1	172.8	178.2
Provision (benefit) for income taxes	17.5	16.4	33.4	38.5
Net income (loss)	59.9	51.7	139.4	139.7
Less: Net income (loss) attributable to noncontrolling interests	—	2.2	—	12.7
Net income (loss) attributable to Ingevity stockholders	$59.9	$49.5	$139.4	$127.0

Per share data
Basic earnings (loss) per share attributable to Ingevity stockholders	$1.42	$1.18	$3.33	$3.02
Diluted earnings (loss) per share attributable to Ingevity stockholders	$1.41	$1.16	$3.30	$2.98
Weighted average shares outstanding
Basic	42.3	42.0	41.8	42.1
Diluted	42.6	42.7	42.2	42.6

Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2019	2018	2019	2018
Net sales
Performance Materials	$130.2	$96.3	$362.4	$287.9
Automotive Technologies product line	120.5	86.6	334.1	258.6
Process Purification product line	9.7	9.7	28.3	29.3
Performance Chemicals	$229.7	$214.9	$627.1	$567.1
Oilfield Technologies product line	27.6	32.5	86.5	84.0
Pavement Technologies product line	69.8	68.1	152.9	152.2
Industrial Specialties product line	99.9	114.3	296.8	330.9
Engineered Polymers product line(1)	32.4	—	90.9	—
Total net sales	$359.9	$311.2	$989.5	$855.0

Segment EBITDA (2)
Performance Materials	$54.2	$41.6	$154.7	$126.5
Performance Chemicals	59.8	49.1	151.1	120.7
Total segment EBITDA (2)	$114.0	$90.7	$305.8	$247.2

Interest expense, net	(12.1)	(7.9)	(36.3)	(21.8)
(Provision) benefit for income taxes	(17.5)	(16.4)	(33.4)	(38.5)
Depreciation and amortization - Performance Materials	(6.0)	(5.3)	(17.6)	(16.7)
Depreciation and amortization - Performance Chemicals	(15.5)	(9.4)	(43.8)	(25.4)
Restructuring and other income (charges), net (3)	(1.7)	—	(2.0)	0.6
Acquisition and other related costs (4)	(1.3)	—	(33.3)	(5.7)
Net (income) loss attributable to noncontrolling interests	—	(2.2)	—	(12.7)
Net income (loss) attributable to the Ingevity stockholders	$59.9	$49.5	$139.4	$127.0

_________________
(1) Engineered Polymers product line was acquired on February 13, 2019; see Note 4 for more information.
(2) Segment EBITDA is the primary measure used by the Company's chief operating decision maker to evaluate the performance of and allocate resources among our operating segments. Segment EBITDA is defined as segment revenue less segment operating expenses (segment operating expenses consist of costs of sales, selling, general and administrative expenses, other (income) expense, net, excluding depreciation and amortization). We have excluded the following items from segment EBITDA: interest expense associated with corporate debt facilities, income taxes, depreciation, amortization, restructuring and other (income) charges, acquisition and other related costs, pension and postretirement settlement and curtailment (income) charge.

(3) The restructuring activity relates to Performance Chemicals for all periods presented.
(4) Costs incurred to complete and integrate the acquisitions noted above into our Performance Chemicals segment are expensed as incurred on our condensed consolidated statement of operations. The following table summarizes the costs incurred associated with these combined activities.

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2019	2018	2019	2018
Legal and professional service fees	$1.3	$—	$12.2	$4.3
Loss on hedging purchase price	—	—	12.7	—
Acquisition-related costs	$1.3	$—	$24.9	$4.3
Inventory fair value step-up amortization (1)	—	—	8.4	1.4
Acquisition and other-related costs	$1.3	$—	$33.3	$5.7

_________________
(1) Included within "Cost of sales" on the condensed consolidated statement of operations.

Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets

In millions	September 30, 2019	December 31, 2018
Assets	(Unaudited)
Cash and cash equivalents	$75.6	$77.5
Accounts receivable, net	167.2	118.9
Inventories, net	210.2	191.4
Prepaid and other current assets	46.0	34.9
Current assets	499.0	422.7
Property, plant and equipment, net	641.9	523.8
Goodwill	416.1	130.7
Other intangibles, net	383.5	125.6
Restricted investment	72.7	71.2
Other assets	105.6	41.2
Total Assets	2,118.8	1,315.2

Liabilities
Accounts payable	$107.5	$92.9
Accrued expenses	34.8	36.7
Other current liabilities	66.5	53.7
Current liabilities	208.8	183.3
Long-term debt including finance lease obligations	1,294.4	741.2
Deferred income taxes	107.8	36.9
Other liabilities	64.5	15.1
Total Liabilities	1,675.5	976.5
Equity	443.3	338.7
Total Liabilities and Equity	$2,118.8	$1,315.2

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
In millions	2019	2018
Cash provided by (used in) operating activities:
Net income (loss)	$139.4	$139.7
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	61.4	42.1
Deferred income taxes	26.7	3.2
Restructuring and other (income) charges, net	2.0	(0.6)
Share-based compensation	11.0	10.1
Pension and other postretirement (benefit) costs	1.0	1.4
Other non-cash items	8.7	7.9
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(34.5)	(24.6)
Inventories, net	0.4	(30.3)
Prepaid and other current assets	(2.8)	(4.7)
Planned major maintenance outage	(5.5)	(5.1)
Accounts payable	2.2	21.6
Accrued expenses	(5.8)	6.6
Accrued payroll and employee benefits	(18.8)	(6.5)
Income taxes payable	(5.1)	7.5
Changes in other operating assets and liabilities, net	9.9	(1.9)
Net cash provided by (used in) operating activities	190.2	166.4
Cash provided by (used in) investing activities:
Capital expenditures	(79.8)	(56.6)
Payments for acquired businesses, net of cash acquired	(537.9)	(315.5)
Other investing activities, net	(4.7)	(4.2)
Net cash provided by (used in) investing activities	(622.4)	(376.3)
Cash provided by (used in) financing activities:
Proceeds from revolving credit facility	789.0	—
Proceeds from long-term borrowings	375.0	300.0
Payments on revolving credit facility	(596.0)	—
Payments on long-term borrowings	(117.8)	—
Debt issuance costs	(1.8)	(7.1)
Borrowings (repayments) of notes payable and other short-term borrowings, net	2.2	0.7
Tax payments related to withholdings on vested equity awards	(14.3)	(2.1)
Proceeds and withholdings from share-based compensation plans, net	3.7	1.8
Repurchases of common stock under publicly announced plan	(6.4)	(18.1)
Acquisition of noncontrolling interest	—	(80.0)
Noncontrolling interest distributions	—	(15.3)
Net cash provided by (used in) financing activities	433.6	179.9
Increase (decrease) in cash, cash equivalents and restricted cash	1.4	(30.0)
Effect of exchange rate changes on cash	(2.3)	(0.1)
Change in cash, cash equivalents, and restricted cash(1)	(0.9)	(30.1)
Cash, cash equivalents, and restricted cash at beginning of period	77.5	87.9
Cash, cash equivalents, and restricted cash at end of period (1)	$76.6	$57.8

(1) Includes restricted cash of $1.0 million and $0.3 million and cash and cash equivalents of $75.6 million and $57.5 million as of September 30, 2019 and 2018, respectively. Restricted cash is included within "Prepaid and Other Current Assets" within the condensed consolidated balance sheets.

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$40.1	$22.6
Cash paid for income taxes, net of refunds	$12.6	$27.6
Purchases of property, plant and equipment in accounts payable	$8.3	$8.7
Leased assets obtained in exchange for new finance lease liabilities	$—	$—
Leased assets obtained in exchange for new operating lease liabilities	$3.2	$—

Financial Schedules - Page 4

Ingevity Corporation
Non-GAAP Financial Measures
Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.

Ingevity uses the following non-GAAP measures:
Adjusted earnings (loss) is defined as net income (loss) attributable to Ingevity stockholders plus restructuring and other (income) charges, acquisition and other related costs, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the provision (benefit) from certain discrete tax items.
Diluted adjusted earnings (loss) per share is defined as diluted earnings (loss) per common share attributable to Ingevity stockholders plus restructuring and other (income) charges, net per share, acquisition and other related costs per share, pension and postretirement settlement and curtailment (income) charges per share and the income tax expense (benefit) per share on those items, less the per share tax provision (benefit) from certain discrete tax items.
Adjusted EBITDA is defined as net income (loss) plus provision for income taxes, interest expense, depreciation and amortization, restructuring and other (income) charges, acquisition and other related costs, and pension and postretirement settlement and curtailment (income) charges.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net Sales
Net Debt is defined as the sum of short-term debt, current maturities of long-term debt and long-term debt less the sum of cash and cash equivalents and restricted investment.
Net Debt Ratio is defined as Net Debt divided by last twelve months Adjusted EBITDA, inclusive of acquisition-related pro forma adjustments.
Free Cash Flow is defined as the sum of cash provided (required) by the following items: operating activities less capital expenditures

The Company also uses the above financial measures as the primary measures of profitability used by managers of the business. In addition, the Company believes Adjusted EBITDA and Adjusted EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities. None of these non-GAAP financial measures are intended to replace the presentation of financial results in accordance with GAAP and investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another. Reconciliations of these non-GAAP financial measures are set forth within the following pages.

A reconciliation of net income to adjusted EBITDA as projected for 2019 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other related costs in connection with the acquisition of Georgia-Pacific’s pine chemical business and Perstorp Holding AB’s Capa caprolactone business; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to future guidance and assessment of U.S. tax reform. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.
Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Earnings (Loss) (Non-GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except per share data (unaudited)	2019	2018	2019	2018
Net income (loss)	$59.9	$51.7	$139.4	$139.7
Less: Net income (loss) attributable to noncontrolling interests	—	2.2	—	12.7
Net income (loss) attributable to Ingevity stockholders (GAAP)	59.9	49.5	139.4	127.0
Restructuring and other (income) charges (1)	1.7	—	2.0	(0.6)
Acquisition and other-related costs (2)	1.3	—	33.3	5.7
Tax effect on items above	(0.8)	—	(6.4)	(1.3)
Certain discrete tax provision (benefit) (3)	0.1	(0.2)	(6.7)	(0.3)
Adjusted earnings (loss) (Non-GAAP)	$62.2	$49.3	$161.6	$130.5

Diluted earnings (loss) per common share (GAAP)	$1.41	$1.16	$3.30	$2.98
Restructuring and other (income) charges	0.04	—	0.05	(0.01)
Acquisition and other related costs	0.03	—	0.79	0.13
Tax effect on items above	(0.02)	—	(0.15)	(0.03)
Certain discrete tax provision (benefit)	—	(0.01)	(0.16)	(0.01)
Diluted adjusted earnings (loss) per share (Non-GAAP)	$1.46	$1.15	$3.83	$3.06

Weighted average common shares outstanding - Diluted	42.6	42.7	42.2	42.6
_______________
(1) The restructuring activity relates to Performance Chemicals for all periods presented.
(2) Charges primarily relate to legal and professional fees, inventory step-up amortization, and a purchase price hedge incurred, associated with acquisitions in the Performance Chemicals segment.

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2019	2018	2019	2018
Legal and professional service fees	$1.3	$—	$12.2	$4.3
Loss on hedging purchase price	—	—	12.7	—
Acquisition-related costs	$1.3	$—	$24.9	$4.3
Inventory fair value step-up amortization (i)	—	—	8.4	1.4
Acquisition and other-related costs	$1.3	$—	$33.3	$5.7
(i) Included within "Cost of sales" on the condensed consolidated statement of operations.
(3) Represents certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim accounting impacts; excess tax benefits on stock compensation; and changes in tax law. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.

Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended September 30,		Nine Months Ended Spetember 30,
In millions, except percentages (unaudited)	2019	2018	2019	2018
Net income (loss) (GAAP)	$59.9	$51.7	$139.4	$139.7
Provision (benefit) for income taxes	17.5	16.4	33.4	38.5
Interest expense, net	12.1	7.9	36.3	21.8
Depreciation and amortization	21.5	14.7	61.4	42.1
Restructuring and other (income) charges, net	1.7	—	2.0	(0.6)
Acquisition and other-related costs	1.3	—	33.3	5.7
Adjusted EBITDA (Non-GAAP)	$114.0	$90.7	$305.8	$247.2

Net sales	$359.9	$311.2	$989.5	$855.0
Net income (loss) margin	16.6%	16.6%	14.1%	16.3%
Adjusted EBITDA margin	31.7%	29.1%	30.9%	28.9%

Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Free Cash Flow (Non-GAAP)

	Three months ended September 30,		Nine months ended September 30,
In millions (unaudited)	2019	2018	2019	2018
Cash Flow from Operations	$118.7	95.3	190.2	166.4
Less: Capital Expenditures	22.1	26.2	79.8	56.6
Free Cash Flow	$96.6	$69.1	$110.4	$109.8

Financial Schedules - Page 8

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Total Debt to Net Income (Loss) Ratio (GAAP) to
Net Debt to Adjusted EBITDA Ratio (Non-GAAP)

In millions, except ratios (unaudited)	September 30, 2019
Notes payable and current maturities of long-term debt	22.6
Long-term debt including finance lease obligations	1,294.4
Debt issuance costs	7.2
Total Debt	1,324.2
Less:
Cash and cash equivalents	75.6
Restricted investment	72.7
Net Debt	1,175.9

Total Debt to Net income (loss) Ratio (GAAP)
Net income (loss)
Twelve months ended December 31, 2018	$181.8
Nine months ended September 30, 2018	(139.7)
Nine months ended September 30, 2019	139.4
Net income (loss) - last twelve months (LTM) as of September 30, 2019	$181.5

Total debt to Net income (loss) ratio (GAAP)	7.30x

Net Debt Ratio (Non GAAP)
Adjusted EBITDA
Twelve months ended December 31, 2018	$320.5
Nine months ended September 30, 2018	(247.2)
Nine months ended September 30, 2019	305.8
Adjusted EBITDA - LTM as of September 30, 2019	379.1
Caprolactone Business Pro Forma Adjusted EBITDA LTM as of September 30, 2019 (1)	20.3
Adjusted EBITDA LTM inclusive of pro forma as of September 30, 2019	$399.4

Net debt ratio (Non GAAP)	2.94x
_______________
(1) Pro forma amount includes historical results of the Caprolactone Business, prior to the acquisition date of February 13, 2019. This amount also includes adjustments as if the acquisition had occurred on January 1, 2018, including the effects of purchase accounting. The pro forma amounts do not include adjustments for expenses related to integration activities, cost savings, or synergies that have been or may have been realized had we acquired the businesses on January 1, 2018.

Financial Schedules - Page 9

INGEVITY CORPORATION
Pro Forma Financial Information
The following unaudited pro forma condensed combined financial information has been prepared to also illustrate the effect of the acquisition of the Capa™ Caprolactone division ("Caprolactone Business") of Perstorp Holding AB (the "Seller") by Ingevity. The acquisition of the Caprolactone Business was completed on February 13, 2019 through the purchase of all outstanding equity in Perstorp UK Ltd. which was previously held by the Seller for a total of €578.9 million, less debt assumed plus accrued interest (the “Caprolactone Acquisition”). The Company funded the Caprolactone Acquisition through a combination of borrowings under Ingevity’s revolving credit facilities and cash on hand. The unaudited pro forma condensed combined financial information gives effect to the Capa Acquisition.

The unaudited pro forma condensed combined financial information gives effect to the Caprolactone Acquisition and the incurrence of additional debt used to fund the acquisition, as if the acquisition had been consummated on January 1, 2018, and combines Ingevity’s historical results for the periods presented.

The unaudited pro forma condensed combined financial information gives effect to the Caprolactone Acquisition under the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 805, Business Combinations. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma adjustments that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact. In addition, the historical combined financial statements of the Caprolactone Business have been adjusted to reflect certain reclassifications to conform to Ingevity's financial statement presentation.

The unaudited pro forma financial information included herein has been prepared by management in accordance with the regulations of the United States Securities and Exchange Commission ("SEC") and are not necessarily indicative of the combined financial position or results of operations that would have been realized had the Caprolactone Acquisition occurred as of the date indicated, nor are they meant to be indicative of any anticipated financial position or future results of operations. In addition, the accompanying unaudited pro forma financial information does not include any expected cost savings, operating synergies, or revenue enhancement, which may be realized subsequent to the Caprolactone Acquisition or the impact of any nonrecurring activity and one-time transaction-related costs. The ultimate recognition of such costs and liabilities would affect amounts in the unaudited pro forma condensed combined financial information, and such costs and liabilities could be material.

The estimated fair values used for the purpose of adjusting for the unaudited pro forma condensed combined financial information are preliminary, as the determination of fair value of the assets and liabilities requires extensive use of estimates and management's judgment. Final valuations will be performed and management anticipates that the values assigned to the assets acquired and liabilities assumed may be adjusted during the one-year measurement period following the date of completion of each acquisition. Differences between these preliminary estimates and the final acquisition accounting may occur and could have a material impact on the accompanying unaudited pro forma condensed combined financial information. The pro forma adjustments are based on information available to management and assumptions that management believes are factually supportable at the time the pro forma information was prepared. Ingevity undertakes no obligation to publicly release any revision to the unaudited pro forma information to update them to reflect events or circumstances occurring after the date of this disclosure.

For more information regarding Ingevity’s unaudited pro forma condensed combined financial information, see “Unaudited Pro Forma Condensed Combined Financial Information” in Ingevity’s Current Report on Form 8-K/A ("Form 8-K/A") filed with the U.S. Securities and Exchange Commission on April 12, 2019, a copy of which may be obtained by visiting the web site of the Securities and Exchange Commission, or the SEC, at www.sec.gov. Presented below is a quarterly impact of certain pro forma adjustments for the fiscal quarter ended September 30, 2018.

Financial Schedules - Page 10

INGEVITY CORPORATION
Pro Forma Financial Information
Reconciliation of Condensed Statement of Operations to
Pro Forma Condensed Statement of Operations

	Three Months Ended September 30, 2018
In millions, except percentages (unaudited)	Historical Ingevity	Caprolactone Business (1)	Pro Forma
Net sales	$311.2	$43.0	$354.2
Cost of sales	192.6	25.4	218.0
Gross profit	118.6	17.6	136.2
Selling, general and administrative expenses	34.5	5.9	40.4
Research and technical expenses	5.6	0.1	5.7
Acquisition-related costs	—	—	—
Other (income) expense, net	2.5	0.1	2.6
Interest expense, net	7.9	6.6	14.5
Income (loss) before income taxes	68.1	4.9	73.0
Provision (benefit) for income taxes	16.4	0.6	17.0
Net income (loss)	51.7	4.3	56.0
Less: Net income (loss) attributable to noncontrolling interests	2.2	—	2.2
Net income (loss) attributable to Ingevity stockholders	$49.5	$4.3	$53.8

Diluted earnings (loss) per common share attributable to Ingevity stockholders	$1.16		$1.26
___________________
(1) Pro forma amount includes historical results of the Caprolactone Business, prior to the acquisition date of February 13, 2019. This amount also includes adjustments as if the acquisition had occurred on January 1, 2018, including the effects of purchase accounting. The pro forma amounts do not include adjustments for expenses related to integration activities, cost savings, or synergies that have been or may have been realized had we acquired the businesses on January 1, 2018.

Financial Schedules - Page 11

INGEVITY CORPORATION
Pro Forma Financial Information
Reconciliation of Net Income (Loss) to Pro Forma Adjusted EBITDA

	Three Months Ended September 30, 2018
In millions, except percentages (unaudited)	Historical Ingevity	Caprolactone Business (1)	Pro Forma
Net income (loss)	$51.7	$4.3	$56.0
Provision (benefit) for income taxes	16.4	0.6	17.0
Interest expense, net	7.9	6.6	14.5
Depreciation and amortization	14.7	5.2	19.9
Adjusted EBITDA	$90.7	$16.7	$107.4

Net sales	$311.2		$354.2
Net income (loss) margin	16.6%		15.8%
Adjusted EBITDA margin	29.1%		30.3%

Performance Chemicals Segment EBITDA	$49.1	$16.7	$65.8
Performance Chemicals Net sales	$214.9		$257.9
Segment EBITDA margin	22.8%		25.5%
___________________
(1) Pro forma amount includes historical results of the Caprolactone Business, prior to the acquisition date of February 13, 2019. This amount also includes adjustments as if the acquisition had occurred on January 1, 2018, including the effects of purchase accounting. The pro forma amounts do not include adjustments for expenses related to integration activities, cost savings, or synergies that have been or may have been realized had we acquired the businesses on January 1, 2018.

Financial Schedules - Page 12